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                                                                   EXHIBIT 10.10

[LETTERHEAD OF HANG SENG BANK]


Our Ref: Corporate Banking - Trade Finance

Private and Confidential

Creative Master Limited                                             10 June 1996
Unit B 8/F Casey Industrial Bldg
19-20 Bedford Road
Taikoktsui
Kowloon

Attention: Mr. Tong Ka Wing Carl
--------------------------------


Dear Sirs

BANKING FACILITIES

We are pleased to offer you the following revised lines of credit facility:-

HKD2,000,000.00     For establishment of documentary letters of credit for your account in favour of parties and covering import of goods in the ways acceptable to us and/or acceptance of bills drawn thereunder.

HKD2,000,000.00     Trust receipt facility relating to goods imported and
                    financed under our documentary letters of credit established for your account. Out of this limit, a sub-limit of HKD200,000.00 is set for overdraft facility on your current account no. 262-181183-001 with interest chargeable at prime rate plus 3%, presently at 11.5% per annum with monthly rests and subject to fluctuation at our discretion.
                    In this connection, please sign and return to us the attached "Undertaking for Repayment of Overdraft" and Extract from the Minutes of a Meeting of the Board of Directors".

The above facilities are secured against three Deeds of Guarantee to the total extent of HKD1,000,000.00 already executed by Mr. Tong Ka Wing Carl in our favour and a Deed of Guarantee to the extent of HKD1,200,000.00 to be executed by Mr. Tong Ka Wing Carl and Mr. Kwok Sheck Pui in our favour. In this connection, please arrange to have the attached Deed of Guarantee duly executed by the guarantors and returned to us accordingly.

These facilities are subject to our usual review as well as our customary overriding right of repayment on demand and are also subject to our right to call for cash cover on demand for prospective and contingent liabilities.

You shall provide us with a certified copy of your annual audited accounts within 6 months following the end of each financial year and such other relevant financial information as we shall from time to time reasonably request.

Kindly sign and return to us the duplicate of this letter to indicate your acceptance of this credit facility arrangement. This offer of facilities is available for acceptance until 1 July 1996 and if not accepted by that date, will be deemed to have lapsed.

Upon receipt of your acceptance, we shall debit your current account HKD6,000.00 to cover our administrative cost in arranging these facilities.

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Our Insurance Agency Department offers a full range of insurance services and will be pleased to quote you competitive rates on fire, marine and other coverages upon your request.

We hope that you will make active use of these facilities and wish to assure you of our willingness to serve you always.

Yours faithfully

/s/ Herman Wong

Herman WONG
Credit Manager


/sms


Acceptance confirmed by:

  For and on behalf of

 CREATIVE MASTER LIMITED

   ILLEGIBLE SIGNATURE
-------------------------
 Authorized Signature(s)

(A/C No. 262-181183-001)



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